Exhibit 3.2

Form of

Aegon S.A.

Société anonyme

Articles of Association

A.	NAME - PURPOSE - DURATION - REGISTERED OFFICE

Article 1 Definitions

1.1	In these articles of association, the following expressions shall have the following meaning:

(a)	“Claims” has the meaning ascribed to it in Article 21.1;

(b)	“Common Share” and “Common Shares” have the meaning ascribed to them in Article 6.1;

(c)	“Common Share B” and “Common Shares B” have the meaning ascribed to them in Article 6.1;

(d)	“Company” has the meaning ascribed to it in Article 2;

(e)	“D&O Insurance” has the meaning ascribed to it in Article 21.7;

(f)

“Euroclear Netherlands” means the Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., trading under the name Euroclear Nederland, being the central depositary as referred to in the Giro Act;

(g)	“Expenses” has the meaning ascribed to it in Article 21.3;

(h)	“General Meeting” has the meaning ascribed to it in Article 4.2;

(i)	“Giro Act” means the Dutch Securities Bank Giro Transaction Act (Wet giraal effectenverkeer);

(j)	“Law” has the meaning ascribed to it in Article 2;

(k)	“Shares” and “Share” have the meaning ascribed to them in Article 6.1; and

(l)	“Statutory Giro System” the giro system as referred to in the Giro Act.

Article 2 Name - Legal form

There exists a public limited company (société anonyme) under the name Aegon S.A. (the “Company”) which shall be governed by the law of 10 August 1915 on commercial companies, as amended (the “Law”), as well as by the present articles of association.

Article 3 Purpose

3.1

The purpose of the Company is to incorporate, to acquire and alienate shares and interests in, to finance, to grant security for obligations of, to enter into general business relationships with, to manage, and to grant services to, legal entities and other entities, in particular those involved in the insurance business, and to do all that is connected therewith or which may be conducive thereto, all to be interpreted in the broadest sense.

3.2

In achieving the aforesaid objects due regard will be taken, within the scope of sound business operations, to provide fair safeguards for the interests of all the parties directly or indirectly involved in the Company.

Article 4 Duration

4.1	The Company is incorporated for an unlimited period of time.

4.2

It may be dissolved at any time by a resolution of the general meeting of shareholders of the Company (the “General Meeting”) adopted in the manner required for an amendment of these articles of association.

Article 5 Registered office

5.1	The registered office of the Company is established in the City of Luxembourg, Grand Duchy of Luxembourg.

5.2

The board of directors may transfer the registered office of the Company within the same municipality or to any other municipality in the Grand Duchy of Luxembourg and, if necessary, subsequently amend these articles of association to reflect such change of registered office.

5.3	Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of directors.

5.4

In the event that the board of directors determines that extraordinary political, economic or social circumstances or natural disasters have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall not affect the nationality of the Company which, notwithstanding the temporary transfer of its registered office, shall remain a Luxembourg company.

B.	SHARE CAPITAL – SHARES

Article 6 Issued share capital

6.1

The Company’s issued share capital is set at [•] (EUR [•]), represented by [•] ([•]) common shares with a nominal value of twelve eurocents (EUR 0.12) each (hereinafter referred to as the “Common Shares” and each individually a “Common Share”) and [•] ([•]) common shares B having a nominal value of twelve eurocents (EUR 0.12) (hereinafter referred to as the “Common Shares B”) and each individually a “Common Share B”, the Common Shares and the Common Shares B are hereinafter collectively referred to as the “Shares” and each individually a “Share”).[1]

[1]	Amount of the issued capital of Aegon S.A. will be equal to the issued capital of Aegon N.V., immediately prior to the conversion into Aegon S.A.

6.2

The value or price of a Common Share B, for the purpose of Article 6.3 Article 7.2, Article 8.7 or otherwise, will be determined as one fortieth (1/40th) of the value or price of a Common Share. For such purposes, no account will be taken of the difference between Common Shares and Common Shares B in terms of the proportion between financial rights and voting rights.

6.3

The Company’s share capital may be increased or reduced by a resolution of the General Meeting adopted in the manner required for an amendment of these articles of association or as set out in Article 7 hereof, provided that an increase or reduction of the Company’s share capital in relation to the Common Shares B requires the approval of the meeting of holders of Common Shares B.

6.4

Any new Common Shares to be paid for in cash shall be offered by preference to the existing holders of Common Shares. Any new Common Shares B to be paid for in cash shall be offered by preference to the existing holders of Common Shares B. In case of a plurality of shareholders, such Shares shall be offered to the shareholders in proportion to the number of Shares of the same class held by them in the Company’s share capital. The board of directors shall determine the time period during which such preferential subscription right may be exercised, which may not be less than fourteen (14) days from the date of dispatch of a registered mail or any other means of communication individually accepted by the addressees and ensuring access to the information sent to the shareholders announcing the opening of the subscription period. The General Meeting may limit or cancel the preferential subscription right of the existing shareholders subject to quorum and majority required for an amendment of these articles of association.

6.5

If after the end of the subscription period not all of the preferential subscription rights offered to the existing shareholders have been subscribed by the latter, third parties may be allowed to participate in the share capital increase, except if the board of directors decides that the preferential subscription rights shall be offered to the existing shareholders who have already exercised their rights during the subscription period, in proportion to the portion their Shares represent in the share capital; the modalities for the subscription are determined by the board of directors. The board of directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the existing shareholders of the Company.

6.6

The Company may repurchase its own Shares subject to the provisions of the Law. Pursuant to the resolutions adopted by the Company’s shareholders at the annual General Meeting held in the Netherlands on 25 May 2023, the board of directors is authorised to repurchase and cancel Shares during a period of eighteen (18) months starting on 25 May 2023, for a consideration set by the board of directors. Shares may only be acquired at a price not lower than the actual market value of the shares immediately prior to the acquisition and not higher than ten percent (10%) above such market value. The number of Shares that may be so acquired will not exceed thirty percent (30%) of the Company’s share capital.

Article 7 Authorised capital and issuance of Shares

7.1

The authorised capital, including the share capital, is set at seven hundred and twenty million euro (EUR 720,000,000.00) consisting of four billion (4,000,000,000) Common Shares and two billion (2,000,000,000) Common Shares B.

7.2

During a period of eighteen (18) months as from the effectiveness of these articles of association, the board of directors is hereby authorised to issue Shares, to grant options to subscribe for Shares and to issue any other instruments giving access to Shares within the limits of the authorised capital to such persons and on such terms as they shall see fit as well as to limit or cancel the preferential subscription right of existing shareholders as set out in Article 6.4, it being understood, that any issuance of such instruments will reduce the available authorised capital accordingly and provided that an issuance of Common Shares B and the granting of rights to subscribe for Common Shares B are subject to the prior approval of the meeting of holders of Common Shares B.

7.3

The above authorisation may be renewed through a resolution of the General Meeting adopted in the manner required for an amendment of these articles of association and subject to the provisions of the Law, each time for a period not exceeding five (5) years.

7.4	The authorised capital of the Company may be increased or reduced by a resolution of the General Meeting adopted in the manner required for an amendment of these articles of association.

Article 8 Shares – Transfer of Shares

8.1	The Company may have one (1) or several shareholders.

8.2	Death, suspension of civil rights, dissolution, bankruptcy or insolvency or any other similar event regarding any of the shareholders shall not cause the dissolution of the Company.

8.3	The Shares are in registered form. No share certificates shall be issued.

8.4

The original register of Shares shall be kept at the registered office of the Company, where it shall be available for inspection by any shareholder. The register shall be regularly updated, and, at the discretion of the board of directors, copies of whole or part of the register of Shares may be kept at more than one address. This register shall contain all the information required by the Law. Ownership of Shares is established by registration in said share register. Shares included in the Statutory Giro System will be registered in the name of Euroclear Netherlands or an intermediary (as referred to in the Giro Act), provided that ownership of such Shares is determined in accordance with the Giro Act. Holders of Shares that are not included in the Statutory Giro System are obliged to furnish their names and addresses to the Company in writing; these will be recorded in the share register and such further data as the board of directors deems desirable, whether at the request of a shareholder or not. Certificates evidencing registrations made in the register with respect to a shareholder shall be issued upon request and at the expense of the Company.

8.5

The Company will recognise only one (1) holder per Share. In case a Share is owned by several persons, not forming a community of property as referred to in the Giro Act, they shall appoint a single representative who shall represent them in respect of the Company. The Company has the right to suspend the exercise of all rights attached to that Share, except for relevant information rights, until such representative has been appointed.

8.6	The Shares are freely transferable in accordance with the provisions of the Law, provided that a transfer of Common Shares B requires the prior approval of the board of directors.

8.7

An application for approval of the board of directors as referred to in Article 8.6 must be made in writing and addressed to the Company, for the attention of the board of directors. It must state the number of Common Shares B the applicant wishes to transfer and the person to whom the applicant wishes to transfer the Common Shares B concerned. The board of directors must respond to the request within three (3) months from receipt. If it refuses to grant the approval requested, it must inform the applicant of another person who is prepared to purchase the Common Shares B concerned against payment in cash. If that other person and the applicant do not reach agreement on the amount of the purchase price, it will be determined by one or more experts designated by the board of directors, taking into account the principle as set out in Article 6.2.

8.8

Any transfer of registered Shares shall become effective (opposable) towards the Company and third parties either (i) through a declaration of transfer recorded in the register of shares, signed and dated by the transferor and the transferee or their representatives, or (ii) upon notification of a transfer to, or upon the acceptance of the transfer by the Company.

8.9

If and for so long some or all of Shares are admitted to trading on a regulated market within the meaning of the Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, as amended, established or operating in a Member State of the European Union, established or operating within a member state of the European Economic Area, any natural or legal person, acting alone or in concert with others, who would come to acquire or dispose of Shares, or any other securities of the Company targeted by applicable law, shall comply with applicable reporting requirements within the timeframe set forth by applicable law.

C.	GENERAL MEETINGS OF SHAREHOLDERS

Article 9 Powers of the General Meeting

The shareholders exercise their collective rights in the General Meeting. Any regularly constituted General Meeting shall represent the entire body of shareholders of the Company. The General Meeting is vested with the powers expressly reserved to it by the Law and by these articles of association.

Article 10 General Meetings – Convening notices, Conduct Bureau, Quorum, Vote and Majority

10.1	Convening Notices. The General Meeting of the Company may at any time be convened by the board of directors or, as the case may be, by the statutory auditor(s).

10.2	The General Meeting of the Company will be convened in accordance with the requirements of the Law.

10.3

In the event that the presence quorum required by the Law or these Articles to hold a General Meeting is not met on the date of the first convened General Meeting, another General Meeting may be convened in accordance with the requirements of the Law, at least seventeen (17) days prior to the date of the reconvened meeting provided that (i) the first General Meeting was properly convened in accordance with the above provisions; and (ii) no new item has been added to the agenda.

10.4	The board of directors may set any conditions in the convening notice that must be respected by a shareholder to participate in any General Meeting and to vote.

10.5

The board of directors may determine any further conditions that must be fulfilled by the shareholders for them to take part in any meeting and adopt all other regulations and rules concerning the participation in General Meetings in order to enable shareholders to exercise their right to vote, including whether Shareholders may attend the meeting in accordance with Article 10.7.

10.6

Conduct. Shareholders individually or jointly representing at least one per cent (1%) of the Company’s issued share capital or whose Shares, alone or jointly, are worth at least one hundred million euro (EUR 100,000,000) according to the Official Price List of Euronext Amsterdam N.V. (or any publication replacing it) have the right to place items on the agenda of the General Meeting and submit draft resolutions for items included or to be included on the agenda.

10.7

Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

10.8

A shareholder may act at any General Meeting by appointing another person, who need not be a shareholder, as its proxy in writing by a signed document transmitted to the Company, either by post or by electronic means, to the postal or email address indicated in the convening notice, a copy of such appointment being sufficient proof thereof. One person may represent several or even all shareholders.

10.9

Each shareholder may vote at a General Meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication to the Company’s registered office or its agent specified in the convening notice. The shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal, three (3) boxes allowing the shareholder to vote in favour, against or abstain from voting by ticking the appropriate box.

10.10	Voting forms which, for a proposed resolution, do not show (i) a vote in favour or (ii) a vote against the proposed resolution or (iii) an abstention, are void with respect to such resolution.

10.11

Bureau. A board of the meeting (bureau) shall be formed at any General Meeting, composed of a chairperson, a secretary and a scrutineer. The chairperson of the board of directors or any other member of the board of directors appointed by the board of directors shall preside as chairperson at a General Meeting. The bureau of the General Meeting shall ensure that the General Meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening, majority requirements, vote tallying and representation of shareholders.

10.12

Without prejudice to any other power which he or she may have under the provisions of these articles of association, the chairperson of the General Meeting may take such action as he or she thinks fit to promote the orderly conduct of the business of the meeting as specified in the notice of the General Meeting.

10.13	The chairperson of the General Meeting shall appoint a secretary and the shareholders shall appoint a scrutineer.

10.14	The bureau of the meeting may decide on a discretionary basis if the conditions to attend and act and vote at any General Meeting, either in person, by proxy or by correspondence, are fulfilled.

10.15

Quorum, majority and vote. Each Share entitles to one vote in General Meetings. No voting rights may be exercised in the General Meeting with respect to any Share held by the Company or by a subsidiary of the Company, or any Share for which the Company or a subsidiary of the Company holds the depositary receipts.

10.16	An attendance list must be kept at all General Meetings.

10.17

A shareholder may individually decide not to exercise, temporarily or permanently, all or part of his voting rights, notwithstanding Article 10.15. The waiving shareholder is bound by such waiver and the waiver is mandatory for the Company upon notification to the latter.

10.18

In case the exercise of the voting rights has been waived by one (1) or several shareholders in accordance with Article 10.17, such shareholders may attend any General Meeting, but the Shares in respect of which they have waived the exercise of the right to vote are not taken into account for the determination of the conditions of quorum and majority to be complied with at the General Meetings.

10.19

Except as otherwise required by the Law or these articles of association, resolutions at a General Meeting duly convened shall not require any quorum and shall be adopted at a simple majority of the votes validly cast regardless of the portion of issued share capital represented. Abstentions and nil votes shall not be taken into account.

10.20

An extraordinary General Meeting may only amend these articles of association if no less than fifty per cent (50%) of the issued share capital is represented and the agenda indicates the proposed amendments to these articles of association, including the text of any proposed amendment to the Company’s object or form. If this quorum is not reached, a second General Meeting shall be convened in accordance with the formalities foreseen in this Article 10. The second General Meeting shall deliberate validly regardless of the proportion of issued share capital represented. At both General Meetings, resolutions must be adopted by a majority of at least two-thirds of the votes cast. In the event the amendment of the articles of association pertains to the rights attached to the Common B Shares, no less than fifty per cent (50%) of the issued share capital and of the Common B Shares as a separate class shall be represented and resolutions must be adopted by a majority of at least two-thirds of the votes cast and two thirds of the votes cast by shareholders holding Common B Shares as a separate class. Abstentions and nil votes shall not be taken into account.

10.21

The board of directors may suspend the voting rights of any shareholder in breach of his obligations as described by these articles of association or any relevant contractual arrangement entered into by such shareholder.

10.22	Change of nationality. The shareholders may change the nationality of the Company by a resolution of the General Meeting in the manner required for an amendment of these articles of association.

10.23

Minutes of General Meetings. The bureau of the General Meeting shall draw up minutes of the meeting which shall be signed by the members of the bureau of the General Meeting as well as by any shareholder upon its request.

10.24

Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party, shall be certified as a true copy of the original by the notary having had custody of the original deed, in case the meeting has been recorded in a notarial deed, or shall be signed by the chairperson of the board of directors, if any, or jointly by any two (2) of its members.

D.	MANAGEMENT

Article 11 Composition and powers of the board of directors

11.1

The Company shall be managed and administered by a board of directors, composed of at least three (3) members; all of whom except the Chief Executive Officer shall be non-executive. None of the members of the board of directors, except for the Chief Executive Officer of the Company shall have an executive position or executive mandate with the Company or any entity controlled by the Company.

11.2

The board of directors is vested with the broadest powers to act in the name of the Company and to take any action necessary or useful to fulfil the Company’s corporate purpose, with the exception of the powers reserved by the Law or by these articles of association to the General Meeting.

11.3

The board of directors may adopt rules governing its decision-making process and working methods and describing the duties, tasks, composition, procedures and decision-making of the board of directors.

Article 12 Daily management

12.1

The daily management of the Company as well as the representation of the Company in relation to such daily management may be delegated to one (1) or more directors, officers or other agents, acting individually or jointly. Their appointment, removal and powers shall be determined by a resolution of the board of directors.

12.2	The Company may also grant special powers by notarised proxy or private instrument.

Article 13 Appointment, removal and term of office, remuneration of directors

13.1

The directors shall be appointed by the General Meeting upon proposal by the board of directors. A resolution of the General Meeting to appoint a director other than in accordance with a proposal by the board of directors requires at least two-thirds of the votes cast representing more than fifty per cent (50%) of the Company’s issued capital.

13.2

A director will retire not later than the day on which the annual General Meeting is held in the fourth (4th) calendar year after the calendar year in which such member was last appointed. A director who retires in accordance with the previous sentence is immediately eligible for reappointment.

13.3

Each director may be removed from office at any time, with or without cause, by the board of directors. Each director may be removed from office by the General Meeting at any time, with or without cause. A resolution of the General Meeting to remove a director, other than pursuant to a proposal by the board of directors thereto, requires at least two-thirds of the votes cast representing more than fifty per cent (50%) of the Company’s issued capital.

13.4

If a legal entity is appointed as director of the Company, such legal entity must designate a physical person as permanent representative who shall perform this role in the name and on behalf of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints a successor at the same time. An individual may only be a permanent representative of one (1) director of the Company and may not be himself a director of the Company at the same time.

13.5

The General Meeting determines the remuneration policy of the board of directors in accordance with the contents prescribed by applicable laws. The board of directors will make a proposal to that end. The remuneration policy is adopted by the General Meeting with a majority of at least seventy-five percent (75%) of the votes cast.

13.6

The board of directors establishes the remuneration and further conditions of employment for each director with due observance of the aforementioned policy. With respect to arrangements in the form of Shares and/or rights to subscribe for Shares, the board of directors submits a proposal for approval to the General Meeting. This proposal must at least state the number of Shares or rights to subscribe for Shares that can be assigned to the directors as well as the criteria for assignment and amendment.

13.7	Directors are entitled to an indemnity from the Company and a D&O insurance in accordance with the provisions of Article 21 of these articles of association.

Article 14 Vacancy in the office of a director

In the event of a vacancy in the office of a director because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced director by the remaining directors until the next General Meeting which shall resolve on the permanent appointment in accordance with the applicable legal provisions, or the remaining directors may elect by co-optation a new director to fill such vacancy until the next General Meeting, which shall ratify such co-optation or elect a new director instead.

Article 15 Convening meetings of the board of directors

15.1

The board of directors shall meet upon call by the chairperson, if any, or by any of its directors. Meetings of the board of directors shall be held at the registered office of the Company unless otherwise indicated in the notice of meeting.

15.2

Written notice of any meeting of the board of directors must be given to its directors twenty-four (24) hours at least in advance of the time scheduled for the meeting, except in case of emergency, in which case the nature and the reasons of such emergency must be mentioned in the notice. Such notice may be omitted in case of consent of each director in writing, by facsimile, electronic mail or any other similar means of communication, a copy of such signed document being sufficient proof thereof. No prior notice shall be required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of directors and which has been communicated to all directors.

15.3

No prior notice shall be required in case all the members of the board of directors are present or represented at a meeting of the board of directors and waive any convening requirement or in the case of resolutions in writing approved and signed by all members of the board of directors.

Article 16 Conduct of meetings of the board of directors

16.1

The board of directors may elect a chairperson among its members. It may also choose a secretary who does not need to be a director and who shall be responsible for keeping the minutes of the meetings of the board of directors.

16.2

The chairperson, if any, shall chair all meetings of the board of directors, but in his absence, the board of directors may appoint another director as chairperson pro tempore by vote of the majority of the directors present or represented at any such meeting.

16.3

Any director may act at any meeting of the board of directors by appointing any other director as his proxy in writing, or by facsimile, electronic mail or any other similar means of communication, a copy of the appointment being sufficient proof thereof. A director may represent one (1) or more, but not all of the other directors.

16.4

Meetings of the board of directors may also be held by conference call or video conference or by any other means of communication allowing all persons participating at such meeting to hear one another on a continuous basis allowing an effective participation in the meeting. Participation in a meeting by these means is equivalent to participation in person at such meeting.

16.5	The board of directors can deliberate or act validly at a board meeting only if at least half of its members are present or represented at a board meeting.

16.6

Decisions shall be adopted by a majority vote of the directors present or represented at such meeting. In the case of a tie, the chairperson, if any, or, in his absence, the chairperson pro tempore, shall have a casting vote.

16.7

The board of directors may, unanimously, pass resolutions by circular means when expressing its approval in writing, by facsimile, electronic mail or any other similar means of communication. Each director may express his consent separately, the entirety of the consents evidencing the adoption of the resolutions. The date of such resolutions shall be the date of the last signature.

Article 17 Conflicts of interest

17.1

Save as otherwise provided by the Law, any director who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling with the competence of the board of directors, must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next General Meeting prior to such meeting taking any resolution on any other item.

17.2

Where, by reason of a conflicting interest, the number directors required in order to validly deliberate is not met, the board of directors may decide to submit the decision on this specific item to the General Meeting, or to resolve on the matter itself despite the conflict of interest.

17.3	The conflict-of-interest rules shall not apply where the decision of the board of directors relates to day-to-day transactions entered into under normal conditions.

17.4

The daily manager(s) of the Company, if any, are subject to Articles 17.1 to 17.3 of these articles of association provided that if only one (1) daily manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the board of directors.

Article 18 Minutes of the meeting of the board of directors

18.1	The minutes of any meeting of the board of directors shall be signed by the chairperson or, in his absence, by the chairperson pro tempore, or by any two (2) directors.

18.2	Copies or excerpts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the chairperson or by any two (2) directors.

Article 19 Committees of the board of directors

The board of directors may establish one (1) or more committees and for which it shall, if one (1) or more of such committees are set up, appoint the members who must be members of the board of directors (subject always, if the Common Shares of the Company are listed on a foreign stock exchange, to the requirements of such foreign stock exchange applicable to the Company and/or such regulatory authority competent in relation to such listing), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.

Article 20 Dealing with third parties

20.1

The Company shall be bound towards third parties in all circumstances (i) by the signature of one (1) member of the board of directors, or (ii) by the joint signature or the sole signature of any person(s) to whom such signatory power may have been delegated by the board of directors within the limits of such delegation.

20.2

Within the limits of the daily management, the Company shall be bound towards third parties by the signature of any person(s) to whom such power may have been delegated, acting individually or jointly in accordance within the limits of such delegation.

Article 21 Indemnity and Insurance

21.1

To the extent permissible by law, the Company will indemnify and hold harmless each director, both former directors and directors currently in office (each of them, for the purpose of this Article 21 only, an “Indemnified Person”), against any and all liabilities, claims, judgments, fines and penalties (the “Claims”) incurred by the Indemnified Person as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each, a “Legal Action”), brought by any party other than the Company itself or its group companies, in relation to acts or omissions in or related to his capacity as an Indemnified Person. Claims will include derivative actions brought on behalf of the Company or its group companies against the Indemnified Person and claims by the Company (or any of its group companies) itself for reimbursement for claims by third parties on the ground that the Indemnified Person was jointly liable toward that third party in addition to the Company.

21.2

The Indemnified Person will not be indemnified with respect to Claims in so far as they relate to the gaining in fact of personal profits, advantages or remuneration to which he was not legally entitled, or if the Indemnified Person has been adjudged to be liable for wilful misconduct or intentional recklessness.

21.3

Any expenses (including reasonable attorneys’ fees and litigation costs) (collectively, the “Expenses”) incurred by the Indemnified Person in connection with any Legal Action will be settled or reimbursed by the Company, but only upon receipt of a written undertaking by that Indemnified Person that he will repay such Expenses if a competent court in an irrevocable judgment has determined that he is not entitled to be indemnified. Expenses will be deemed to include any tax liability which the Indemnified Person may be subject to as a result of his indemnification.

21.4

Also in case of a Legal Action against the Indemnified Person by the Company itself or its group companies, the Company will settle or reimburse to the Indemnified Person his reasonable attorneys’ fees and litigation costs, but only upon receipt of a written undertaking by that Indemnified Person that he will repay such fees and costs if a competent court in an irrevocable judgment has resolved the Legal Action in favour of the Company or the relevant group company rather than the Indemnified Person.

21.5

The Indemnified Person will not admit any personal financial liability vis-à-vis third parties, nor enter into any settlement agreement, without the Company’s prior written authorisation. The Company and the Indemnified Person will use all reasonable endeavours to cooperate with a view to agreeing on the defence of any Claims, but in the event that the Company and the Indemnified Person fail to reach such agreement, the Indemnified Person will comply with all directions given by the Company in its sole discretion, in order to be entitled to the indemnity contemplated by this Article 21.

21.6	The indemnity contemplated by this Article 21 does not apply to the extent Claims and Expenses are reimbursed by insurers.

21.7

The Company will provide for and bear the cost of adequate insurance covering Claims against sitting and former directors (“D&O insurance”), unless such insurance cannot be obtained at reasonable terms.

21.8

This Article 21 can be amended without the consent of the Indemnified Persons as such. However, the indemnity provided herein nevertheless continues to apply to Claims and/or Expenses incurred in relation to the acts or omissions by the Indemnified Person during the periods in which this clause was in effect.

E.	AUDIT AND SUPERVISION

Article 22 Auditor(s)

22.1	The transactions of the Company shall be supervised by one (1) or several independent auditors (réviseur(s) d’entreprises agréé(s)) in accordance with applicable law.

22.2

The independent auditor(s) shall be appointed by the General Meeting which shall determine their number, fix their remuneration, and their term of office, which may not exceed six (6) years. A former or current independent auditor may be reappointed by the General Meeting.

22.3	An independent auditor may only be removed by the General Meeting for cause or with his approval.

F.	FINANCIAL YEAR – ANNUAL ACCOUNTS – ALLOCATION OF PROFITS – INTERIM DIVIDENDS

Article 23 Financial year

The financial year of the Company shall begin on the first of January of each year and shall end on the thirty-first of December of the same year.

Article 24 Annual accounts and allocation of profits

24.1

At the end of each financial year, the accounts are closed and the board of directors draws up an inventory of the Company’s assets and liabilities, the balance sheet and the profit and loss accounts in accordance with the Law.

24.2

Of the annual net profits of the Company, five per cent (5%) at least shall be allocated to a reserve as referred to in Article 461-1 of the Law. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of such reserve amounts to at least ten per cent (10%) of the share capital of the Company.

24.3	Sums contributed to a reserve of the Company may also be allocated to the legal reserve as referred to in Article 461-1 of the Law.

24.4

In case of a share capital reduction, the Company’s legal reserve as referred to in Article 461-1 of the Law may be reduced in proportion so that it does not exceed ten per cent (10%) of the share capital.

24.5

Upon recommendation of the board of directors, the General Meeting shall determine how the remainder of the Company’s profits shall be used in accordance with the Law and these articles of association.

24.6

For all dividends and other distributions in respect of Shares included in the Statutory Giro System the Company will be discharged from all obligations towards the relevant shareholders by placing those dividends or other distributions at the disposal of, or in accordance with the regulations of, Euroclear Netherlands.

24.7

Distributions shall be made to the shareholders in proportion to the number of Shares they hold, provided that the holders of Common Shares B are entitled to receive dividends or other distributions in an amount equal to one fortieth (1/40th) of the distributions made to a holder of Common Shares.

Article 25 Interim dividends - Share premium and assimilated premiums

25.1	The board of directors may proceed with the payment of interim dividends subject to the provisions of the Law and these articles of association.

25.2	Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and these articles of association.

G.	LIQUIDATION

Article 26 Liquidation

26.1

In the event of dissolution of the Company in accordance with Article 4.2 of these articles of association, the liquidation shall be carried out by one (1) or several liquidators who are appointed by the General Meeting deciding on such dissolution and which shall determine their powers and their compensation. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

26.2

The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders in proportion to the number of Shares held by them, provided that the holders of Common Shares B are entitled to receive such distributions in an amount equal to one fortieth (1/40th) of the distributions made to a holder of Common Shares.

H.	FINAL CLAUSE - GOVERNING LAW

Article 27 Governing law

All matters not governed by these articles of association shall be determined in accordance with the Law.